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                                                                   EXHIBIT 23(B)

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We hereby consent to the use in this Amendment No. 1 of the Registration Statement on Form S-3 (333-36997) of our report dated March 18, 1997, relating to the consolidated financial statements of Tech Data Corporation and its subsidiaries, which appears in such Registration Statement. We also consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 1 to the Registration Statement on Form S-3 of our report dated March 18, 1997, appearing on page 14 of Tech Data Corporation's Annual Report on Form 10-K for the year ended January 31, 1997, and our report relating to the Financial Statement Schedule included under Item 14 of such Form 10-K. We also consent to the references to us under the heading "Experts" in such Registration Statement.


Price Waterhouse LLP

Tampa, Florida

October 29, 1997